Exhibit 10.2

AMENDMENT

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

This sets forth the terms of an Amendment to the December 30, 2008 Supplemental Retirement Plan Agreement between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) MARK E. TRYNISKI, an individual currently residing at 1964 Penfold Way, Baldwinsville, New York (“Employee”).

Effective as of January 1, 2018, the December 30, 2008 Supplemental Retirement Plan Agreement between Employee and Employer (the “2008 SERP”) is amended as follows:

1.        The first sentence of Paragraph 1(a) of the 2008 SERP is amended and restated to provide in its entirety as follows (with the new language underscored):

Subject to the minimum benefit provisions of paragraph 1(b) and the vesting provisions of paragraph 5, Employer shall pay Employee an annual supplemental retirement benefit equal to the product of (i) 3 percent (3.75 percent for years of service earned after 2017), times (ii) Employee’s years of service with Employer, times (iii) Employee’s final average compensation, with the product of (i) times (ii) times (iii) reduced by Employee’s other retirement benefits; provided, however, that the product of (i), times (ii) above shall not exceed 60 percent.

2.        Paragraph 3(a) of the 2008 SERP is amended by adding a new sentence at the end of existing paragraph 3(a). As amended, paragraph 3(a) of the 2008 SERP provides in its entirety as follows (with the new language underscored):

(a)          If Employee’s employment with Employer (as an employee) shall cease for any reason, including Employee’s voluntary termination for “good reason,” but not including Employee’s termination for “cause” or Employee’s voluntary termination without “good reason,” within 2 years following a “Change of Control” that occurs during the “Period of Employment” (as all of the foregoing quoted terms are defined in the Employment Agreement), then Employer shall credit Employee under this Agreement with 5 additional years of service for purposes of determining Employee’s supplemental retirement benefit described in paragraph 1(a), subject to the 20-year maximum described in paragraph 2(a). Notwithstanding the foregoing, the terms of this paragraph 3(a) shall be considered null and void as of January 1, 2018.

3.        The second sentence of Paragraph 4(b) of the 2008 SERP is amended and restated to provide in its entirety as follows (with the new language underscored):

However, if Employee retires in good standing from Employer after the date as of which the product of factors (i) and (ii) in the first sentence of paragraph 1(a) first equals 60 percent, then the benefit described in paragraph 1(a) (before reduction for “other retirement benefits”), and the benefit described in clause (i) of paragraph 1(b), shall be determined without reduction for early retirement.

The foregoing Amendment to the 2008 SERP is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ George J. Getman
Its:	Executive Vice President & General Counsel

Date: January 5, 2018

COMMUNITY BANK, N.A.

By:	/s/ George J. Getman
Its:	Executive Vice President & General Counsel

Date: January 5, 2018

/s/ Mark E. Tryniski
MARK E. TRYNISKI

Date: January 5, 2018

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